Exhibit 10.1

PURCHASE AGREEMENT

by and between

MCP-TPI Holdings, LLC

and

Information Services Group, Inc.

Dated as of April 24, 2007

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into and effective as of the 24th day of April, 2007, by and between MCP-TPI Holdings, LLC, a Texas limited liability company (“Seller”), and Information Services Group, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller beneficially owns all of the issued and outstanding shares of capital stock (“Shares”) of TPI Advisory Services Americas, Inc., a Texas corporation (the “Company”).

WHEREAS, the Shares constitute all of the issued and outstanding equity securities of the Company; and

WHEREAS, Buyer desires to purchase, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, certain key employees of the Company have entered into agreements with the Buyer which set forth certain terms with respect to the equity investment of such employees in the Buyer, non-compete obligations and certain other matters;

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.  In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Action” means any action, claim, complaint, investigation, audit, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Acquisition” shall have the meaning set forth in Section 4.18.

“Additional Consideration”  shall mean, if the Closing occurs after October 24, 2007, an amount, equal to $50,000 per day commencing on October 24, 2007 through and including the Closing Date.

“Affected Employees” shall have the meaning set forth in Section 4.2(a).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.

“Alternative Financing” shall have the meaning set forth in Section 4.11(b).

“Ancillary Agreements” shall mean the Escrow Agreement.

“Balance Sheet” means the audited consolidated balance sheet of the Operating Company and its Subsidiaries as of December 31, 2006 included in the Financial Statements.

“Balance Sheet Date” means December 31, 2006.

“Basket” shall have the meaning set forth in Section 7.1(b).

“Business” means the business of the Company and its Subsidiaries, taken as a whole.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

 “Buyer Claim”  shall have the meaning set forth in Section 7.1(b).

“Buyer Common Stock”  shall mean the common stock, $0.001 par value per share of the Buyer, whose price is quoted on the American Stock Exchange under the ticker symbol “III”.

“Buyer SEC Reports” shall have the meaning set forth in Section 3.2(k).

“Buyer Shareholder Approval” shall have the meaning set forth in Section 4.14(a).

“Buyer Shareholders’ Meeting” shall have the meaning set forth in Section 3.1(w).

“Buyer Specified Representations” shall mean the representations and warranties set forth in Sections 3.2(a), (b), (i) and (j).

“Ceiling” shall have the meaning set forth in  Section 7.1(b).

“Claim Notice” shall have the meaning set forth in Section 7.3(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.1(n)(i).

“Company Intellectual Property” means the Intellectual Property owned and/or used by the Company or any of its Subsidiaries.

“Company Leases” shall have the meaning set forth in Section 3.1(k).

“Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including each pension, profit sharing, 401(k), severance, welfare (including retiree welfare), disability, deferred compensation, stock purchase, stock option, stock-based award, employment, change-in-control, retention, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA, and that is maintained, sponsored or contributed to by Seller, the Company or any of its Subsidiaries for the benefit of any current or former independent contractor or employee of the Company or any of its Subsidiaries.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.4(a).

“Contract” means any written contract, agreement, commitment, franchise, indenture, lease, purchase order or license.

“Copyrights” means all United States and foreign copyrights and works of authorship in any media (including all registrations and applications to register the same), including computer programs, systems, networks, hardware, firmware, software, applications, files, databases, Internet websites and related documentation.

“Debt Commitment Letter” shall have the meaning set forth in Section 3.2(g).

“Debt Financing” shall have the meaning set forth in Section 3.2(g).

“Debt Financing Agreements” shall have the meaning set forth in Section 4.11(a).

“Debt Replacement Event” shall have the meaning set forth in Section 4.11(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Escrow Account” shall mean the account established pursuant to the Escrow Agreement.

“Escrow Amount” shall have the meaning set forth in Section 2.1(b).

“Escrow Agent” shall mean The Bank of New York, in its capacity as escrow agent.

“Escrow Agreement” shall have the meaning set forth in Section 4.12.

“Excepted Jurisdictions” shall have the meaning set forth in Section 5.1(b).

“Exchange Act”  means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Financial Statements” means, collectively, (i) the audited consolidated balance sheet of the Company and any of its Subsidiaries as of December 31, 2004, 2005 and 2006 and the audited consolidated statements of income and cash flows of the Company and its Subsidiaries for each of the three years in the period ended December 31, 2006 and (ii) the unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries as of and for the two months ended February 28, 2007 including, in each case any notes thereto.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any United States federal or state government, or any foreign government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.1(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, without duplication:  (i) indebtedness for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; and (iii) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor or guarantor.

“Indemnified Party” shall have the meaning set forth in Section 7.3(a).

“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants, other than Pricewaterhouse Coopers LLP, that has not provided services to either Seller or Buyer or their respective Affiliates in the preceding three years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case upon which Buyer and Seller shall have mutually agreed.

“Insurance Policies” shall have the meaning set forth in Section 3.1(w).

“Intellectual Property” means all intellectual property, including all Trademarks, Patents, Copyrights and Trade Secrets.

“Knowledge” means the actual knowledge of Ed Glotzbach and Ron Lacy, upon due inquiry of the following persons: Peter Allen, Mark Mayo, Scott Gildner, Tom Lang, Duncan Aitchinson and Ron Janci.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Losses” shall have the meaning set forth in Section 7.1(a).

“Material Adverse Effect” means any change, circumstance or event that, individually or in the aggregate with all other changes, circumstances and events, has or is reasonably likely to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic conditions in any of the geographical areas in which the Company or any of its Subsidiaries operate, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; (ii) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; (iii) conditions generally affecting any of the industries in which the Company or any of its Subsidiaries operate, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; (iv) acts of God, national disaster, national or international political or social conditions, including the engagement in hostilities by the United States or any foreign country in which the Company or any of its Subsidiaries operate (each, a “Foreign Territory”), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any Foreign Territory or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any Foreign Territory, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; (v) any action taken by the Buyer or any of its Affiliates; (vi) the announcement or pendency of the transactions contemplated hereby or the disclosure of the fact that Buyer is the prospective acquirer of the Company and its Subsidiaries; (vii) any change in accounting requirements or principles imposed upon the Company or any of its Subsidiaries or any change in applicable laws, rules or regulations or the interpretation thereof, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on the Company and its Subsidiaries relative to other persons in the sourcing advisory industry; or (viii) compliance with the terms of, or the taking of any action required by, this Agreement.

“Non-Company Affiliates” shall have the meaning set forth in Section 3.1(v).

“Operating Company” means Technology Partners International, Inc., a Texas corporation.

“Other Filings” shall have the meaning set forth in Section 4.14(a).

“Outside Date” shall have the meaning set forth in Section 6.1(b).

“Patents” means all U.S. and foreign patents and patent applications, inventions, discoveries, processes, designs, techniques, developments, technology and related improvements.

“Permits” shall have the meaning set forth in Section 3.1(p).

“Permitted Encumbrance” means (i) Encumbrances incurred or deposits or pledges made in the ordinary course of business in connection with or to secure workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (ii)

mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances approved by Buyer in writing; (iv) Encumbrances for Taxes not yet delinquent or contested in good faith; (v) Laws, including requirements and restrictions of zoning; (vi) statutory liens of landlords, lessors or renters for amounts not yet due and payable; (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (viii) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof; and (ix) restrictions on transfers of securities imposed by applicable state and federal securities Laws.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Pre-Closing Period” shall have the meaning set forth in Section 4.17.

“Proxy Statement” shall have the meaning set forth in Section 4.14(a).

“Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Real Property” shall have the meaning set forth in Section 3.1(k).

“Reimbursable Transaction Expenses” shall have the meaning set forth in Section 8.7(a).

“Representatives” shall have the meaning set forth in the Confidentiality Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Claim” shall have the meaning set forth in Section 7.2(b).

“Seller Disclosure Schedule” shall mean the disclosure schedule of Seller referred to in and delivered to Buyer pursuant to this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Seller Specified Representations” shall mean the representations and warranties set forth in Sections 3.1(a), (b), (d), (f), (t) and (v) and the first sentence of Section 3.1(c).

“Seller Transaction Expenses” shall have the meaning set forth in Section 8.7(a).

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Solvent” with regard to any Person, means that: (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature.  For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.  With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Specified Debt” shall mean the Indebtedness outstanding under (i) the Credit Agreement, dated as of June 14, 2004, by and among the Operating Company, as borrower, Wachovia Bank, National Association, as Syndication Agent, Madison Capital Funding LLC, as Agent, and the various financial institutions party thereto as lenders thereunder and the Loan Documents (as defined therein), each as amended or otherwise modified prior to the date hereof and (ii) the Senior Subordinated Note Agreement, dated as of June 14, 2004, by and among the Operating Company, as borrower, the Seller, the Company and the Northwestern Mutual Life Insurance Company and the Subordinated Note Documents (as defined therein), each as amended or otherwise modified prior to the date hereof.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Survival Expiration Date” shall  have the meaning set forth in Section 8.1(a).

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee, assessment or charge imposed by any taxing authority, including any interest, addition of Tax or penalties related thereto.

“Tax Return” means any return, report, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Third Party Claims” shall have the meaning set forth in Section 7.3(a).

“Trademarks” means all U.S. and foreign trademarks, service marks, trade names and Internet domain names, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing and all common law rights relating thereto.

“Trade Secrets” means all U.S. and foreign trade secrets, proprietary know-how and other confidential and proprietary information and proprietary documents.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

“Trust Fund” shall have the meaning set forth in Section 3.2(j).

“WARN Act” shall have the meaning set forth in Section 4.10.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1          Purchase and Sale of Shares.

(a)           Buyer and Seller hereby agree that, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Buyer, all of the Shares held by Seller, free and clear of Encumbrances (other than restrictions imposed by applicable state and federal securities Laws).

(b)           At the Closing, Buyer shall pay, in consideration for the purchase of the Shares pursuant to Section 2.1(a), in cash an amount equal to the sum of $280,000,000 plus the Company Cash Balance (as defined below) plus the Additional Consideration (the “Purchase Price”), of which $15,000,000 (the “Escrow Amount”) shall be deposited into the Escrow Account maintained with the Escrow Agent for the purposes of satisfying the obligations under Article VII; provided that, the Seller shall concurrently use a portion of the Purchase Price to payoff the Specified Debt in full.  The Escrow Amount shall be released from escrow in accordance with the terms of the Escrow Agreement.  The “Company Cash Balance” means an amount equal to the normalized cash and cash equivalents of the Company and its Subsidiaries as of 11.59 p.m. Central Time on the day immediately prior to the date of this Agreement, which the parties agree is equal to $5,000,000.

Section 2.2          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Ropes & Gray LLP, located at 1211 Avenue of the Americas, New York, New York, at 10:00 a.m., New York City time, following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article V (other than conditions which by their nature can be satisfied only at Closing), at such date as Buyer and Seller mutually agree, which shall be no later than the third Business Day after satisfaction or waiver, if permissible, of the conditions to the Closing set forth in Article V (the “Closing Date”), unless another date is agreed to in writing by Buyer and Seller.

(b)           Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)            a certificate or certificates evidencing the Shares of the Company owned by the Seller, along with a duly executed stock transfer power in the name of Buyer in respect of all such Shares;

(ii)           evidence that the Seller Transaction Expenses have been paid by Seller to the appropriate parties to whom such expenses are due; and

(iii)          all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

(c)           Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)            the Purchase Price less the Escrow Amount, by wire transfer of immediately available funds, to an account or accounts designated by Seller prior to Closing;

(ii)           the Escrow Amount to the Escrow Agent for deposit into the Escrow Account established pursuant to the Escrow Agreement;

(iii)          the Reimbursable Transaction Expenses to an account or accounts designated by Seller prior to Closing; and

(iv)          all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1          Representations and Warranties of Seller.  Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as follows:

(a)           Due Organization and Good Standing of Seller.  Seller is validly existing and in good standing under the Laws of the State of Texas.

(b)           Authorization of Transaction by Seller.  Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other limited liability company proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes, and each Ancillary Agreement, when executed and delivered by Seller (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity).

(c)           Due Organization and Good Standing.  The Company is duly formed, validly existing and in good standing under the Laws of the State of Texas. Each Subsidiary of the Company is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. The Seller has made available to the Buyer complete and accurate copies of the minute books of the Company and its Subsidiaries.

(d)           Subsidiaries.  Section 3.1(d)(i) of the Seller Disclosure Schedule contains a list of each Subsidiary of the Company, including its name, its jurisdiction of incorporation or formation and other jurisdictions in which it is qualified or authorized to do business.  Except as set forth in Section 3.1(d)(ii) of the Seller Disclosure Schedule, (i) all of the issued and outstanding shares of capital stock or ownership interests, partnership capital or equivalent of each Subsidiary of the Company is owned directly or indirectly by the Company, free and clear of all Encumbrances (other than restrictions imposed by applicable state and federal securities Laws), and are duly authorized and validly issued, free of preemptive rights and, as to corporate Subsidiaries, are fully paid and non-assessable and (ii) there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of the Company of the capital stock, partnership capital or equivalent of any Subsidiary of the Company.

(e)           Governmental Filings.  No filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates or (iii) such other Governmental Filings the failure of which to be obtained or made would not have a Material Adverse Effect and would not materially impair Seller’s ability to consummate the transactions contemplated hereby.

(f)            Capital Structure.  The authorized capital stock of the Company consists of 10,000 Shares, all of which are issued and outstanding.  All of the issued and outstanding Shares of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights.  Except as set forth in Section 3.1(f)(i) of the Seller Disclosure Schedule, the Company has no other capital stock or equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing (other than this Agreement).  Seller is the record and beneficial owner of all of the issued and outstanding Shares and, at Closing, the Shares purchased by Buyer shall constitute all of the issued and outstanding shares in the authorized capital of the Company. Except as set forth in Section 3.1(f)(ii) of the Seller Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company.  There are no unpaid dividends, whether current or accumulated, due or payable on any shares of capital stock of the Company. Upon the delivery and payment for the Shares at the Closing as contemplated by this Agreement, Buyer will receive good and valid title for the Shares free and clear of all Encumbrances (other than restrictions imposed by applicable state and federal securities Laws).  Except as set forth in Section 3.1(f)(iii) of the Seller Disclosure Schedule, the Company and its Subsidiaries have no Indebtedness other than the Specified Debt.  Section 3.1(f)(iv) of the Seller Disclosure Schedule contains a list as of the date hereof of each holder of profits interests in the Seller and the number of such interests that will become vested in accordance with their terms upon the Closing. As of the date hereof, no employee of the Company or any of its Subsidiaries holds any equity interests in Seller other than those identified in Section 3.1(f)(iv) of the Seller Disclosure Schedule.

(g)           Financial Statements.  The Seller has delivered to Buyer a true and complete copy of the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), and fairly present the financial position of the Company and any of its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto.

(h)           No Conflict or Violation.  Except as set forth in Section 3.1(h) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not (i) assuming all Governmental Filings described in Section 3.1(e) have been obtained or made, violate any applicable Law to which any of Seller, the Company or any of its Subsidiaries are subject; (ii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract of the Company or any of its Subsidiaries; or (iii) violate the certificate of incorporation, limited liability company agreement, by-laws or other similar organizational documents of any of Seller, the Company or any of its Subsidiaries, except with respect to the foregoing clauses (i) and (ii) as would not have a Material Adverse Effect and would not materially impair Seller’s ability to consummate the transactions contemplated hereby.

(i)            Legal Proceedings.  Except as set forth in Section 3.1(i) of the Seller Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries which (i) if adversely determined, would have a Material Adverse Effect or (ii) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby.  Except as set forth in Section 3.1(i) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any Governmental Entity which has had or would have a Material Adverse Effect or would materially impair Seller’s ability to consummate the transactions contemplated hereby.

(j)            Personal Property.  Except as set forth in Section 3.1(j) of the Seller Disclosure Schedule or as may be reflected in the Financial Statements, the Company and its Subsidiaries have good and valid title, free and clear of any Encumbrances (except for Permitted Encumbrances) to all the tangible personal property reflected in the Financial Statements and all tangible personal property acquired since the Balance Sheet Date, except as would not have a Material Adverse Effect and except for such tangible personal property as has been disposed of in the ordinary course of business.

(k)           Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.  Section 3.1(k) of the Seller Disclosure Schedule sets forth (i) the location of all real property (the “Real Property”) leased to the Company or any of its Subsidiaries by a third party pursuant to a lease, sublease or other similar agreement under which the Company or any of its Subsidiaries is the lessee or sublessee (collectively, the “Company Leases”) and (ii) a list of all Company Leases.  True and complete copies of all Company Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been furnished or made available to Buyer.

(l)            Taxes.  Except as set forth in Section 3.1(l) of the Seller Disclosure Schedule, (i) the Company and its Subsidiaries have accurately and timely filed (taking into account extensions) all material Tax Returns required to have been filed by them and have timely paid all material Taxes whether or not shown to be due thereon or, where payment is not yet due, have made adequate provision for all material Taxes in the Financial Statements of the Company in accordance with GAAP; (ii) the Company has not received any written notice of any claims, actions, suits, proceedings or investigations for the assessment or collection of material Taxes with respect to the Company or any of its Subsidiaries; (iii) there are no liens for Taxes against any assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable or contested in good faith; (iv) neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which is the Company), (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or analogous provision of state, local, or foreign law, or (C) is a party to or bound by any tax allocation, sharing, indemnity or similar agreement or arrangement with respect to income Taxes; (v) neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS with respect to its participation in a “listed transaction” pursuant to Treasury Regulation section 1.6011-4(b)(2); and (vi) neither the Company nor any of its Subsidiaries have executed or filed with any Tax authority any agreement extending the period for assessment or collection of any material Taxes.

(m)          Absence of Certain Changes.  Except as set forth in Section 3.1(m) of the Seller Disclosure Schedule and as otherwise expressly contemplated hereby, from the Balance Sheet Date, there has not occurred any Material Adverse Effect.  Except as set forth in Section 3.1(m) of the Seller Disclosure Schedule and as otherwise expressly contemplated hereby, from the Balance Sheet Date, the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practices, and neither the Company nor any of its Subsidiaries has taken any action which would have been prohibited by Section 4.1 if such action had been taken after the date hereof.

(n)           Company Contracts.

(i)            Section 3.1(n)(i) of the Seller Disclosure Schedule sets forth a list of Contracts in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party, which are in the categories listed below (collectively, the “Company Contracts”); provided, however, that a Contract referenced by more than one description need only be listed once on the Seller Disclosure Schedule:

(1)           any Contract involving a collective bargaining agreement and any employment, consulting or similar agreement requiring payment by the Company or any of its Subsidiaries of base annual compensation in excess of $150,000, except for any such Contract that is terminable at will and which does not provide for any severance or termination pay (other than those required under applicable Law and other than severance pursuant to the Company’s general severance policy);

(2)           any Contract evidencing Indebtedness of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries have issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness, or has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than the Company or any of its Subsidiaries);

(3)           any Contract (i) for the sale or purchase of products or provision of services by or to the Company or any of its Subsidiaries (other than ordinary course purchase orders or sales orders) that involve products or services having a value of at least $1,000,000 in any year other than any Contracts with customers; (ii) for the sale of products or provision of services by or to the Company or any of its Subsidiaries (other than ordinary course purchase orders or sales orders) with any of the twenty (20) largest customers for the Business based on the dollar volume of sale for the year ended December 31, 2006 and for the three month period ended March 31, 2007, respectively, and (iii) to sell or otherwise dispose of any assets having a fair market value in excess of $100,000 other than in the ordinary course of business;

(4)           any Contract under which the Company or any of its Subsidiaries is or may become obligated to pay any amount in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

(5)           any license agreement pursuant to which the Company or any of its Subsidiaries (i) has acquired the right to use any material Company Intellectual Property, other than “off-the-shelf” software that is generally commercially available, or (ii) has granted to any third party any license to use any material Company Intellectual Property or any Company Intellectual Property on an exclusive basis;

(6)           any agreement for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, requiring payments by the Company or any of its Subsidiaries in excess of $100,000 for the fiscal year ended December 31, 2006 or any fiscal year thereafter;

(7)           any Contract containing a covenant not to compete or that materially impairs the ability of the Company or any of its Subsidiaries to freely conduct the Business in any geographic area, any line of business or industry or containing any non-solicitation restriction or that materially limits the ability of the Company or any of its Subsidiaries to hire or solicit any employees, in each case other than Contracts with any customer that restrict the ability of the Company or  any of its Subsidiaries to hire or solicit employees of such customer;

(8)           any Contract which creates a partnership or joint venture or similar arrangement;

(9)           any Contract relating to the acquisition or disposition, since January 1, 2002, by the Company or any of its Subsidiaries of any operating business, assets (other than inventory in the ordinary course of business consistent with past practice) or capital stock of any other Person;

(10)         any Contract with Seller or any of its Affiliates (other than the Company and its Subsidiaries);

(11)         any Contract which would be required to be filed as an exhibit to a Registration Statement on Form S-1 if the Company was the registrant thereunder; and

(12)         any Contract that would reasonably be expected to prevent, materially delay or materially impede the Seller’s or the Company’s ability to consummate the transactions contemplated by this Agreement;

(13)         any individual Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (other than customer contracts), the loss of which would have a Material Adverse Effect; and

(14)         any outstanding written commitment to enter into any agreement of the type described in subsections (1) through (13) of this Section 3.1(n)(i).

(ii)           A true, correct and complete copy of each Company Contract has been previously made available to Buyer.  Except as set forth in Section 3.1(n)(ii) of the Seller Disclosure Schedule, (i) each Company Contract (A) constitutes a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and (B) assuming such Company Contract is binding and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Company Contract, except, in each case set forth in clauses (i) and (ii), where such failure to be so valid, binding and enforceable, or such breach or default, would not have a Material Adverse Effect.  Except as disclosed in Section 3.1(n) of the Seller Disclosure Schedule, the Seller is not party to any Company Contract.

(o)           Labor.  Except as set forth in Section 3.1(o) of the Seller Disclosure Schedule, since January 1, 2006, no executive employee of the Company or any of its Subsidiaries and no group of employees of the Company or any of its Subsidiaries has informed the Company or any of its Subsidiaries in writing of any plans to terminate his or their employment.  No labor strike or work stoppage against the Company or any of its Subsidiaries is pending or, to the Knowledge of Seller, threatened, and neither the Company nor any of its Subsidiaries is subject to any pending labor dispute, arbitration, lawsuit or administrative proceeding which would have a Material Adverse Effect.  No employees of the Company and any of its Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees in connection with their employment by the Company or any of its Subsidiaries, and no union organizing activities involving such employees are pending or, to the Knowledge of Seller, threatened.  Except for such independent contractors, if any, as are set forth in Section 3.1(o) of the Seller Disclosure Schedule, all employees and independent contractors of the Business are employed or retained, as applicable, by the Company or one of its subsidiaries.

(p)           Compliance With Law.  Except for laws relating to Taxes and employee benefits, which shall be governed exclusively by Section 3.1(l) and Section 3.1(r), respectively, and except as set forth in Section 3.1(p) of the Seller Disclosure Schedule, the Company and any of its Subsidiaries are, and since June 14, 2004 have been, in compliance with applicable Laws, except to the extent any non-compliance therewith would not have a Material Adverse Effect.  Except as set forth in Section 3.1(p) of the Seller Disclosure Schedule, all approvals, authorizations, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the Business, as conducted on the date hereof, are in the possession of one or more of the Company or its Subsidiaries, as applicable, are in full force and effect and the Company and its Subsidiaries are and, since June 14, 2004 have been, in compliance therewith, except for such Permits the failure of which to possess or with which to be in compliance would not have a Material Adverse Effect.

(q)           No Undisclosed Liabilities.  Except as reflected or reserved against in the Financial Statements or the notes thereto, or in Section 3.1(q) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries had, as of the Balance Sheet Date, any liabilities required by GAAP to be reflected or reserved against on an unaudited balance sheet of the Company and any of its Subsidiaries.  Except as set forth in Section 3.1(q) of the Seller Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liabilities required by GAAP to be reflected or reserved against on an unaudited balance sheet of the Company and any of its Subsidiaries, except such liabilities which were incurred in the ordinary course of business which would not have a Material Adverse Effect.

(r)            Employee Benefit Plans.

(i)            Section 3.1(r)(i) of the Seller Disclosure Schedule sets forth a list of each Company Plan.

(ii)           Seller represents and warrants, except as set forth in Section 3.1(r)(ii) of the Seller Disclosure Schedule, that:

(1)           each Company Plan has been established and administered in accordance with its terms and applicable Law, including, as to each Company Plan that is subject to United States Law, ERISA and the Code, except as would not have a Material Adverse Effect;

(2)           each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) of the Company and any of its Subsidiaries has received a favorable determination letter as to its qualification.  To the Seller’s Knowledge, no event has occurred or circumstance exists that would give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust.  No Company Plan is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) has occurred with respect to any Company Plan that is reasonably likely to result in material liability to the Company and none of the Seller, the Company, nor its Subsidiaries is reasonably expected to be subject to a material liability under Title IV of ERISA;

(iii)          With respect to each Company Plan, no Action that is reasonably likely to result in material liability to the Company is pending or, to the Seller’s Knowledge, threatened, other than claims for benefits in the ordinary course;

(iv)          Except as contemplated by Section 4.2 or as set forth in Section 3.1(r)(iv) of the Seller Disclosure Schedule, the consummation of the transactions contemplated hereby (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefit due any such employee or officer, or (iii) require the Company or any of its Subsidiaries to fund any vehicle for the benefit of any of their respective employees; and

(v)           With respect to each Company Plan that is not subject to United States Law, each such plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(s)           Intellectual Property.

(i)            Section 3.1(s)(i) of the Seller Disclosure Schedule sets forth, for the Company Intellectual Property owned by the Company or any of its Subsidiaries, (a) a list of all U.S. and foreign:  (i) patents and patent applications; (ii) trademark registrations and applications (including Internet domain name registrations); and (iii) copyright registrations and applications, and (b) a list of all material unregistered trademarks and tradenames, material proprietary databases and material internally developed software.  The registrations set forth in Section 3.1(s)(i) of the Seller Disclosure Schedule are in effect and subsisting, except as otherwise noted in Section 3.1(s)(i) of the Seller Disclosure Schedule.

(ii)           Except as set forth in Section 3.1(s)(ii) of the Seller Disclosure Schedule, (a) the Company and its Subsidiaries, own or have the right to use all Intellectual Property, and the goodwill associated therewith, used in the conduct of their businesses as currently conducted or as currently proposed to be conducted by the Seller, free and clear of all Encumbrances (other than licenses in the ordinary course of business relating thereto), except as would not have a Material Adverse Effect, (b) the conduct of the Business does not infringe or otherwise violate any Person’s Intellectual Property, and there is no such claim pending or threatened against the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect, (c) to the Knowledge of the Seller, no Person is infringing or otherwise violating any Company Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries, and no such claims are pending or threatened against any Person by the Company or any of its Subsidiaries and (d) the Company and its Subsidiaries take reasonable actions to protect and maintain material Company Intellectual Property, including executing all appropriate confidentiality agreements and invention assignments, except as would not have a Material Adverse Effect.

(t)            Brokers’ Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, other than Deutsche Bank Securities Inc., which is acting as financial advisor to Seller and its Affiliates in connection with the transactions contemplated by this Agreement, and Monitor Clipper Partners, LLC. Seller shall pay and satisfy all fees and expenses of, and liabilities to, Deutsche Bank Securities Inc. and Monitor Clipper Partners, LLC.

(u)           Customers.  Section 3.1(u) of the Seller Disclosure Schedule sets forth for the year ended December 31, 2006, the names of the ten (10) largest customers of the Business based on the dollar volume of sales.  Since December 31, 2005 through the date of this Agreement, none of the Seller, the Company nor any of its Subsidiaries has received written notice from any such customer to the effect, and as of the date of this Agreement, the Seller has no Knowledge that, any such customer will stop buying products or services of, or otherwise materially and adversely change its business relationship with, the Company or any of its Subsidiaries.

(v)           Affiliate Transactions.  Except as set forth in Section 3.1(v)(i) of the Seller Disclosure Schedule, neither the Company nor any of its

Subsidiaries is a party to any agreement, arrangement, transaction or understanding with the Seller or any Affiliate of the Seller (other than the Company or any of its Subsidiaries) (such Affiliates, “Non-Company Affiliates”). Section 3.1(v)(i) of the Seller Disclosure Schedule describes all material services provided by any Non-Company Affiliate to the Company or any of its Subsidiaries and all other material arrangements of the Company and its Subsidiaries with any of the Non-Company Affiliates. Prior to the Closing, all of the agreements, arrangements, transactions and understandings set forth in Section 3.1(v)(ii) of the Seller Disclosure Schedule shall be terminated without any liability to the Company or its Subsidiaries.  The Seller does not have any material assets or material operations other than its ownership of the capital stock of the Company.

(w)          Insurance.  Schedule 3.1(w) lists and briefly describes each insurance policy maintained by the Company or any of its Subsidiaries (collectively, “Insurance Policies”) and sets forth the date of expiration of each such Insurance Policy.  The Seller has made available to Buyer complete and correct copies of the Insurance Policies.  All of such Insurance Policies are in full force and effect in accordance with their respective terms, and none of the Company and its Subsidiaries is in default in any material respect with respect to their obligations under any of the Insurance Policies.  None of the premiums or payments payable under the Insurance Policies for periods prior to and ending on the Closing Date shall be due after the Closing Date.

(x)            Proxy Statement.  The information to be supplied by the Seller for inclusion in the Proxy Statement to be sent in connection with the meeting of Buyer’s shareholders to consider the approval of this Agreement (the “Buyer Shareholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Buyer’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.  If at any time prior to the Closing, any event relating to the Company or any of its Subsidiaries should be discovered by the Seller which should be set forth in a supplement to the Proxy Statement, the Seller shall promptly inform Buyer.  Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information supplied by Buyer or any Person other than the Seller or any agent or representative thereof which is contained in any of the foregoing documents.  Without limiting the foregoing, and for the avoidance of doubt, any disclosure in the “description of the business”, “risk factors” or the “MD&A” section of the Proxy Statement shall not be considered as among the information supplied by the Seller for inclusion in the Proxy Statement.

(y)           Disclaimer of Warranties.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.1.  ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY SELLER.

Section 3.2            Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)           Due Organization and Good Standing of Buyer.  Buyer is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Authorization of Transaction by Buyer.  Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby will be, upon Buyer Shareholder Approval, duly and validly authorized by all necessary corporate action on the part of Buyer, and, other than the Buyer Shareholder Approval, no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes, and each Ancillary Agreement, when executed and delivered by Buyer (assuming due authorization and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity).

(c)           Governmental Filings.  No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Buyer, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings that become applicable as a result of matters specifically related to Seller or its Affiliates or (iii) such other Governmental Filings the failure of which to be obtained or made would not materially impair Buyer’s ability to consummate the transactions contemplated hereby.

(d)           No Conflict or Violation.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents and approvals described in Section 3.2(c) have been obtained or made, violate any applicable Law to which Buyer is subject; (ii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party; or (iii) violate the certificate of incorporation or by-laws of Buyer, except with respect to the foregoing clause (i) and (ii) as would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby.

(e)           Legal Proceedings.  As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened which challenge the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby.  Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair Buyer’s ability to consummate the transactions contemplated hereby.

(f)            Acquisition of Shares for Investment.  Buyer has such Knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Shares.  Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares, has been furnished the materials relating to Buyer’s purchase of the Shares which it has requested, and Seller has provided Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries.  Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares.  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

(g)           Debt Commitment Letter.  Buyer has delivered to the Seller a true and complete copy of the executed commitment letter from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, certain lenders and their affiliates have committed to provide and arrange the financings described therein, the proceeds of which may be used to consummate the purchase of the Shares and the other transactions contemplated by this Agreement (the “Debt Financing”). As of the date of this Agreement, (i) the Debt Commitment Letter, in the form so delivered, is (A) a valid and binding obligation of the Buyer and, to the knowledge of the Buyer, the other parties thereto and (B) valid and in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect and (ii) Buyer is not in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Debt Commitment Letter.  As of the date of this Agreement, subject to the accuracy of the representations and warranties set forth in Section 3.1 hereof, and the satisfaction of the conditions set forth in Section 5.1(a)(i) and (ii) hereof, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term of condition of closing to be satisfied by it set forth in the Debt Commitment Letter prior to or on the Closing Date.  Assuming the funding of the Debt Financing in accordance with the Debt Commitment Letter, the proceeds from such Debt Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and, together with the funds in the Trust Fund (of not less than $220 million and not more than $245 million), are sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price (and any fees and expenses of or payable by Buyer).  All of the conditions precedent to the obligations of the lenders under the Debt Commitment Letter to make the Debt Financing available to Buyer are set forth in the Debt Commitment Letter.  Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letter may be amended, modified or supplemented after the date hereof but prior to the Closing; provided that the terms thereof shall not (i) reduce the aggregate amount of the Debt Financing, (ii) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter delivered to the Seller at or prior to the date hereof in any respect that would reasonably be expected to make such conditions less likely to be satisfied, or (iii) reasonably be expected to delay the Closing.

(h)           Solvency.  Each of Buyer and the Company and its Subsidiaries shall be Solvent immediately following the Closing, after giving effect to (i) the transactions contemplated in this Agreement (assuming the accuracy of the representations and warranties in Section 3.1 in all material respects and assuming the Company and its Subsidiaries are Solvent immediately prior to the Closing) and (ii) the incurrence of the Debt Financing, together with the payment of all estimated legal, accounting and other fees related to such financing.

(i)            Brokers’ Fees.  No broker, investment banker, financial advisor or other person, other than Evercore Group LLC and, in connection with the financing of the transactions contemplated by this Agreement, Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc., the fees and expenses for which shall be paid by Buyer and its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

(j)            Trust Fund.  As of the date hereof and at the Closing Date, Buyer has and will have no less than Two Hundred Forty-Five Million Dollars ($245,000,000) invested in United States Government securities or in money market funds in a trust account (the “Trust Fund”).

(k)           SEC Filings.  Buyer has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the SEC (the “Buyer SEC Reports”) prior to the date of this Agreement.  As of their respective dates, the Buyer SEC Reports:  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)            Financial Statements.  Each set of financial statements of Buyer (including, in each case, any related notes thereto) contained in Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Buyer at the respective dates thereof and the results of this operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a material adverse effect on Buyer taken as a whole.

(m)          No Reliance.  Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and its Subsidiaries and the nature and condition of their respective properties and assets and the Business and, in making the determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, has relied solely on the results of its own independent investigation and the representations and warranties set forth in this Agreement.  Buyer acknowledges that none of Seller, the Company or any of its Subsidiaries, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, the Business or other matters that is not included in this Agreement.  Without limiting the generality of the foregoing, none of Seller, the Company or any of its Subsidiaries, nor any other Person, has made a representation or warranty to Buyer with respect to (a) any projections, estimates or budgets for the Business, the Company or any of its Subsidiaries, or (b) any material, documents or information relating to the Company or any of its Subsidiaries made available to Buyer or its Representatives in any data room or otherwise, except as expressly covered by a representation or warranty set forth in this Agreement.  Buyer will not assert, except as provided in Article VII, any claim against Seller, any of its Subsidiaries or any of their respective directors, officers, employees, advisors, agents, direct or indirect equity holders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or hold Seller or any such Person liable, for any inaccuracies, misstatements or omissions with respect to information furnished by Seller or such Persons concerning the Business, the Company or any of its Subsidiaries, this Agreement or the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1       Conduct of the Company’s Business.  Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise expressly contemplated hereby, (ii)

required by applicable Law, (iii) set forth in Section 4.1 of the Seller Disclosure Schedule or (iv) consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Seller shall cause each of the Company and any of its Subsidiaries to (A) use reasonable best efforts to preserve intact the present business organizations of the Company and its Subsidiaries, (B) use reasonable best efforts to preserve the relationships with customers, employees and others having business dealings with the Company and its Subsidiaries in all material respects, (C) conduct their respective businesses and operations in the ordinary course of business and (D) subject to the foregoing clauses (i), (ii), (iii) and (iv), shall procure that each of the Company and any of its Subsidiaries shall not:

(a)           authorize or effect any amendment to or change its certificate of incorporation, by-laws or other organizational documents;

(b)           issue or authorize the issuance of any equity interests or equity securities, or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell or otherwise dispose of any of its equity securities, other than to the Company or a Subsidiary of the Company;

(c)           (A) issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness (other than any Indebtedness incurred as a result of any draw on the revolving credit facility under the terms of the Specified Debt) or (B) make any payments in respect of any Indebtedness except as required under the terms of thereof;

(d)           enter into any Contract, or materially amend or modify any existing Contract, in each case, with any Affiliate of the Company;

(e)           except in connection with customer engagements in the ordinary course of business and except as otherwise expressly permitted by this Section 4.1, sell, lease, transfer, abandon, license, mortgage, pledge, create an Encumbrance or otherwise dispose of the material property or assets of the Company and its Subsidiaries other than pursuant to Contracts listed in the Seller Disclosure Schedule;

(f)            make any capital expenditure, or commitments therefor, in excess of $250,000;

(g)           cancel, compromise or settle any claim in excess of $250,000, or intentionally waive or release any material rights, of the Company or any of its Subsidiaries;

(h)           (A) adopt, enter into, amend in any material respect or terminate any Company Plan, (B) grant or agree to grant any increase in the wages, salary, bonus severance or other compensation, remuneration or benefits of any employee of the Company or any of its Subsidiaries who is below partner-level, except in accordance with any existing Company Plan or in the ordinary course of business consistent with past practice or as required under applicable Law or (C) grant or agree to grant any severance, other than Contracts providing for severance payments entered into following the date of this Agreement not to exceed $300,000 in the aggregate, or grant or agree to grant any increase in the wages, salary, bonus, severance or other compensation, remuneration or benefits of any partner-level or above partner-level employee of the Company or any of its Subsidiaries;

(i)            make any changes to their accounting principles (including revaluation of any assets of the Company or any of its Subsidiaries, timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collection, cash payments, or writing off receivables or reserves) or practices, other than as may be required by Law, GAAP or generally accepted accounting principles in the jurisdictions of incorporation of the relevant Company or Subsidiary;

(j)            enter into any material new line of business;

(k)           cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse;

(l)            pay, make or declare any dividends or distributions in respect of any of its capital stock;

(m)          change or make any material Tax elections, change any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any federal, state, local or foreign material Tax liability;

(n)           acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(o)           make any loans, advances or capital contributions to any Person, other than any advance to employees that is less than $10,000 and in the ordinary course of business;

(p)           except as set forth in Section 4.1(p) of the Seller Disclosure Schedule and except as expressly permitted by clauses (c), (e), (f), (g), (h) and (o) of this Section 4.1, (i) enter into any Company Contract (other than customer Contracts entered into in the ordinary course of business consistent with past practices), (ii) amend or modify in any material respect, or terminate or fail to renew (to the extent such Contract can be unilaterally renewed by the Company or its Subsidiaries), any Company Contract or waive, release or assign any material rights or claims thereunder or (iii) take any action, or omit to take any actions, or permit any omission to act within the Company’s control, which will cause a material breach of or default under any Company Contract; and

(q)           agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (p).

Section 4.2       Employment Matters.

(a)           Upon the Closing Date, each of the Company and any of its Subsidiaries shall continue to employ all individuals who are employees of the Company or any of its Subsidiaries on the Closing Date, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence (the “Affected Employees”).  Until at least April 24, 2008, Buyer shall not reduce any Affected Employee’s base salary or cash incentive compensation opportunity, each as in effect immediately prior to the Closing Date, and shall provide employee benefits and base salary, wage rates and annual cash bonus opportunity (including group health, life, disability and severance arrangements but excluding equity participation or equity-based compensation) to Affected Employees that are no less favorable in the aggregate than those provided to such persons and their dependents and beneficiaries immediately prior to the Closing Date.  Periods of employment with the Company and any of its Subsidiaries shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting of any employee under all employee benefit plans offered by Buyer or any Affiliate of Buyer to the Affected Employees, including vacation plans or arrangements, 401(k) or other retirement savings plans and any severance or welfare plans.  Buyer shall (i) waive any limitation on medical coverage of Affected Employees due to pre-existing conditions and/or waiting periods under the applicable medical plan of Buyer or any Affiliate of Buyer to the extent such Affected Employees are currently covered under a medical employee benefit plan of the Company or any of its Subsidiaries and (ii) credit each Affected Employee with all deductible payments and co-payments paid by such employee under the medical employee benefit plan of the Company or their Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of Buyer or any Affiliate of Buyer for such year.  The Buyer shall recognize, and cause the Company and its Subsidiaries to recognize, the vacation days and paid time off accrued by the employees of the Company or any of its Subsidiaries prior to the Closing

(b)           Buyer shall take all actions necessary to assume and honor, in accordance with their terms, the Company Plans maintained by the Company or its Subsidiaries.  Buyer shall be solely responsible for all liabilities relating to the amendment, termination or alleged termination of any Company Plan. Buyer shall not be responsible for any liabilities of Company Plans maintained by Seller, if any.

(c)           This Section 4.2 is for the sole benefit of the parties hereto and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 4.3       Publicity.  Buyer and Seller agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement.  Buyer and Seller agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of Buyer and Seller, except as such release or announcement, upon the advice of outside counsel, may be required by Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.4       Confidentiality.  (a)             Buyer and its Representatives (as such term is defined in the Confidentiality Agreement between the Operating Company and the Buyer, dated February 26, 2007 (the “Confidentiality Agreement”)) shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement.  The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 6.2 hereof in accordance with its terms.

(b)           From and after the Closing, Buyer shall, and shall cause each of the Company and any of its Subsidiaries to, keep confidential and not use for any purpose all nonpublic information regarding Seller or its Affiliates (other than the Company and any of its Subsidiaries) of which the Company or any of its Subsidiaries may be aware.  From and after the Closing, the Seller shall, and shall cause each of its Affiliates to, keep confidential and not use for any purpose all nonpublic information regarding the Company and any of its Subsidiaries of which the Seller or any of its Affiliates may be aware; provided, that the foregoing shall not apply with respect to any use of nonpublic information in connection with the preparation and filing of any Tax Returns, any Actions related this Agreement and the transactions contemplated hereby, any Actions related to any Tax Returns or any enforcement of rights provided under this Agreement.

(c)           Prior to the Closing, the Seller shall, and shall cause its Affiliates to, assign to the Company the rights under any confidentiality agreement relating to the Company or any of its Subsidiaries to which the Seller or any of its Affiliates is a party and which is assignable pursuant to its terms.  If any such confidentiality agreements are not assignable pursuant to its terms, upon the reasonable request by the Buyer, the Seller shall, at the sole expense of the Buyer, enforce its rights under such agreements.

Section 4.5       Access to Information.  Subject to Section 4.4 hereof, Seller shall cause its officers, directors, employees, auditors and other agents to afford the officers, directors, employees, auditors and other agents and advisors of Buyer and its financing sources reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of the Company and any of its Subsidiaries and their books and records, and shall furnish Buyer with such financial, operating and other data and information with respect to the Business, as Buyer, through its officers, employees or agents, may reasonably request in connection with the Buyer’s preparation of the Proxy Statement or for any other such reasonable purposes.  In exercising its rights hereunder, Buyer shall conduct itself so as not to interfere in the conduct of the business of the Company and any of its Subsidiaries prior to Closing.  Buyer acknowledges and agrees that any contact by Buyer and its agents and representatives with officers, employees, customers or agents of the Company and any of its Subsidiaries hereunder shall be arranged and supervised by representatives of Seller, unless Seller otherwise expressly consents with respect to any specific contact.  Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Company and any of its Subsidiaries) shall be required to disclose to Buyer or any agent or representative thereof any information if doing so could violate any Contract or Law to which Seller or any of its Affiliates (including the Company and any of its Subsidiaries) is a party or is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges). The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 4.6       Post-Closing Access.  Following the Closing, for so long as such information is retained by the Buyer, the Company or any of its Subsidiaries (which shall be for a period of at least six years), the Buyer and the Company shall permit the Seller and its authorized representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice to the Buyer or the Company, to the books, records and personnel relating to the Business or the Company and its Subsidiaries with respect to the period prior to the Closing, to the extent that such access may be reasonably required (i) in connection with the preparation of any accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Company or any of its Subsidiaries or the Business, (iii) in connection with any regulatory filing or matter or (iv) in connection with any other valid legal or business purpose.

Section 4.7       Filings and Authorizations, Including HSR Act Filing.

(a)           Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause its Affiliates to, promptly file or cause to be filed all necessary Governmental Filings, including (i) filing within ten (10) Business Days of the date of this Agreement all necessary Governmental Filings under the HSR Act and (ii) submissions of additional information requested by any Governmental Entity, and Buyer shall be solely responsible for all filing fees required to be paid in connection with any of the foregoing.  Each of Buyer and Seller further agrees that it shall, and shall cause its Affiliates to, comply with any applicable post-Closing notification or other requirements of any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction.  Each of Buyer and Seller agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel.

(b)           In addition to the agreements set forth in (a) above, Buyer shall ensure that the consents, approvals, waivers or other authorizations from Governmental Entities, including antitrust clearance under the HSR Act, are obtained as promptly as practicable and that any conditions set forth in or established by any such consents, approvals, waivers or other authorizations from Governmental Entities are wholly satisfied.  In fulfillment of this covenant, Buyer agrees, among other steps or actions and without limiting the scope of Buyer’s obligations, to:

(i)            offer and agree to an order providing for the divestiture by Buyer and its Affiliates of such properties, assets, operations or businesses (including such properties, assets, or operations of the Company or any of its Subsidiaries) as are necessary to permit Buyer fully to complete the transactions contemplated hereby;

(ii)           offer and agree to hold separate such properties, assets, operations or businesses, pending the satisfaction or termination of any such conditions, restrictions or agreements affecting Buyer’s full rights of ownership of the Company or any of its Subsidiaries (or any portion thereof) as may be necessary to permit Buyer fully to complete the transactions contemplated hereby;

(iii)          satisfy any additional conditions imposed by Governmental Entities with respect to the acquisition of the Company or any of its Subsidiaries; and

(iv)          oppose fully and vigorously any litigation relating to this Agreement or the transactions contemplated hereby, including to appeal promptly any adverse decision or order by any Governmental Entity or, if reasonably requested by Seller, to commence or threaten to commence and to pursue vigorously litigation reasonably believed by Seller to be helpful in obtaining authorization from Governmental Entities or in terminating any outstanding proceedings, it being understood that the costs and expenses of all such legal action shall be borne by Buyer.

Section 4.8       Directors’ and Officers’ Indemnification and Insurance.  From the Closing Date through the sixth anniversary of the Closing Date, Buyer shall cause the Company and its Subsidiaries and any successor to the Company and its Subsidaries to, indemnify and hold harmless each present (as of the Closing Date) and former officer or director of the Company and its Subsidiaries (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under applicable Law.  Each D&O Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Company and its Subsidiaries.  From the Closing Date through the sixth anniversary of the Closing Date, Buyer shall cause the certificate of incorporation and bylaws (or equivalent governing documents) of the Company and its Subsidiaries, or any successor to the Company or any of its Subsidiaries, to contain provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers as are set forth in the certificate of incorporation and bylaws (or equivalent governing documents) of the Company and its Subsidiaries as of the date of this Agreement.  Prior to the Closing Date, the Buyer will arrange for the Company to purchase “tail” coverage for the six-year period following the Closing under the directors’ and officers’ liability insurance policies of the Company and/or its Subsidiaries in place prior to the Closing Date with respect to matters existing or occurring at or prior to the Closing Date that provides coverage substantially similar in scope and amount to the coverage provided by such policies on the date hereof.  This Section 4.8 shall be for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, or any of them, and their respective heirs or estates.

Section 4.9       Reasonable Best Efforts.  Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 4.7, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of applicable consents, waivers or approvals of any third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement and (v) the preparation of the Proxy Statement.  Notwithstanding the foregoing, neither Seller, the Company or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

Section 4.10     Compliance with WARN Act and Similar Statutes.  Buyer shall not, and shall cause the Company and its Subsidiaries not to, at any time within ninety days after the Closing Date, effectuate (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and any of its Subsidiaries; or, in the case of clauses (i) and (ii), any similar action under applicable Law requiring notice to employees in the event of a plant closing or layoff.  For the avoidance of doubt, Buyer shall be responsible for notices or payments due to any employees, and all notices, payments, fines or assessments due to any Governmental Entity pursuant to any applicable Law with respect to the employment, discharge or layoff of any employees by Buyer, the Company or any Subsidiary of the Company on or after the Closing, including the WARN Act or any comparable state or local law and any rules or regulations as have been issued in connection with the foregoing.

Section 4.11     Buyer’s Financing Activities.

(a)           Buyer shall use reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and to satisfy on a timely basis the conditions to obtaining the financing set forth therein, (ii) negotiate and enter into definitive financing agreements on the terms and conditions contained in the Debt Commitment Letter (the “Debt Financing Agreements”) so that the Debt Financing Agreements are in effect promptly but in any event no later than the Closing Date, (iii) comply with its obligations under the Debt Commitment Letter, (iv) enforce its rights under the Debt Commitment Letter, and (v) consummate the financings contemplated by the Debt Commitment Letter at or prior to Closing.

(b)           If (A) any of the Debt Commitment Letters or the Debt Financing Agreements expire or are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, (B) if Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. indicates that it is unwilling to fund the Debt Financing in accordance with the Debt Commitment Letter or if it breaches its commitments under the Debt Commitment Letter, (C) if any of the conditions of the Debt Commitment Letter become incapable of being satisfied or (D) in the event that Buyer becomes aware of any event or circumstance (including a breach by the Buyer of any of its commitments under the Debt Commitment Letter) that makes procurement of any portion of the Debt Financing unlikely to occur in the manner or from the sources contemplated in the Debt Commitment Letter (each, a “Debt Replacement Event” ), Buyer shall (i) immediately notify the Company of such expiration or termination or unavailability and the reasons therefor and (ii) use its reasonable best efforts to as promptly as practicable arrange for alternative financing on such terms not less favorable to Buyer in the aggregate as the terms set forth in the Debt Commitment Letter to replace the financing contemplated by such expired or terminated or unavailable commitments or agreements, sufficient to consummate the transactions contemplated by this Agreement (the “Alternative Financing” ). In such event, the term “Debt Commitment Letter” as used herein shall refer to the commitment letter with respect to the Alternative Financing, to the extent then in effect, and the term “Debt Financing Agreements shall refer to the definitive financing agreements on the terms and conditions contained in the debt commitment letter with respect to the Alternative Financing.  Buyer shall provide to the Company copies of all documents relating to the financing of the transactions contemplated hereby, shall keep the Company informed of the status of the financing process relating thereto and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter except as expressly provided in Section 3.2(g). Buyer shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Commitment Letters or the Debt Financing Agreements or any termination thereof.

(c)           The Seller shall, and shall cause the Company and its Subsidiaries to, provide such reasonable cooperation, as may be reasonably requested by Buyer in connection with the financings contemplated by the Debt Commitment Letter, including (i) upon reasonable advance notice by Buyer, and on a reasonable number of occasions, participation by appropriate officers in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using reasonable best efforts to assist Buyer to prepare offering memoranda, private placement memoranda and similar documents, (iii) using reasonable best efforts to compile the requisite financial information, (iv) granting Buyer and its accountants full and complete access to the books and records of the Company and its Subsidiaries and to any officer, director or employee knowledgeable about such books and records, in each case to the extent reasonably requested by Buyer, (v) using reasonable best efforts to furnish necessary financial information for interim periods subsequent to the date of the Financial Statements and prior to the Closing in connection with such financings, (vi) using reasonable best efforts to facilitate the pledge of collateral and obtain the release of collateral from existing lenders, (vii) using reasonable best efforts to assist in obtaining customary “pay-off” letters from existing lenders, (viii) using reasonable best efforts to assist in obtaining comfort letters, legal opinions, ratings from rating agencies and such other matters as may be reasonably requested by Buyer and (ix) using reasonable best efforts to assist in the negotiation and execution of the Debt Financing Agreements; provided, that neither the Seller not the Company shall be required to (x) provide any such assistance which would interfere unreasonably with the business or operations of the Company and its Subsidiaries or (y) enter into any commitment which is not conditioned on the Closing and does not terminate without liability to the Seller and the Company upon the termination of this Agreement; provided further that Buyer shall be solely responsible for all out-of-pocket expenses of the Seller, the Company and its Subsidiaries incurred in connection with the foregoing. Buyer shall indemnify and hold harmless the Seller, the Company, its Subsidiaries and their officers and directors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing of the transactions contemplated hereby and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries). In no event shall the Seller, the Company or any of its Subsidiaries be required to pay any commitment or other fee or incur any liability in connection with the financing of the transactions contemplated hereby prior to the Closing. Seller hereby consents to the use of the Company’s name and logos in connection with the financing; provided that such name and logos are used solely in a manner that is not intended to or reasonably likely to harm  or disparage the Company, its reputation or goodwill or its marks.

Section 4.12         Escrow Agreement.  On the Closing Date, Buyer and Seller shall enter into the Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).

Section 4.13         Preparation of Tax Returns.  Seller will prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company for all periods ending on or prior to the Closing Date, whether filed before or after the

Closing Date (the “Seller Returns”).  All Seller Returns will be prepared on a basis consistent with the most recent Tax Returns of the Company unless the Seller determines that there is no reasonable basis for such position, and will be true, correct and complete in all material respects.  Not later than thirty (30) days prior to the due date for filing of a Seller Return, Seller will provide Buyer with a copy of such Seller Return.  If Buyer, within 15 days after the delivery of such Seller Return notifies Seller in writing that it objects to any of the items on such Seller Return, Seller and Buyer will attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time) by a nationally recognized independent accounting firm selected jointly by Seller and Buyer.

Section 4.14         Proxy Statement.

(a)           As promptly as practicable after the execution of this Agreement, the Buyer will prepare and file the Proxy Statement with the SEC.  Prior to filing, the Seller shall be given the reasonable opportunity to review and comment the Proxy Statement, including those portions involving disclosure of the Company and its Subsidiaries.  Buyer will respond to any comments of the SEC and use its commercially reasonable efforts to mail the Proxy Statement to its shareholders at the earliest practicable time and, prior to any response to such comments, Buyer shall reasonably consult with the Seller with respect thereto and the Seller shall be given the reasonable opportunity to review and comment thereon.  As promptly as practicable after the execution of this Agreement, the Buyer will and the Seller will, or will cause the Company to, each prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal, foreign or state blue sky laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Other Filings”).  Subject to the Seller’s right to review and comment on the Proxy Statement set forth above, the Seller hereby consents to the disclosure of information regarding the Company, its Subsidiaries and the Business, as well as the terms of the transactions contemplated hereby in the Proxy Statement and the Other Filings.  Each party will notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC or any other Governmental Entity for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or other Governmental Entity, on the other hand, with respect to the Proxy Statement or any Other Filing.  The Proxy Statement and the Other Filings will comply in all material respects with all applicable requirements of Law.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Seller or Buyer, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity and/or mailing to shareholders of Buyer, such amendment or supplement.  The proxy materials will be sent to the shareholders of Buyer for the purpose of soliciting proxies from holders of Buyer Common Stock to vote in favor of approving this Agreement and the transactions contemplated hereby (“Buyer Shareholder Approval”) at the Buyer Shareholders’ Meeting.  Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Buyer Common Stock (the “Proxy Statement”).

(b)           In connection with the Proxy Statement, Seller shall (i) cause the Company to deliver to Buyer requisite annual audited financial statements and interim unaudited financial statements which meet the applicable requirements of Regulation S-X under the Securities Act for inclusion in the Proxy Statement and cause the Company to use reasonable best efforts to obtain customary comfort letters from its independent accountants with respect thereto and (ii) cause the Company to provide customary access and cooperation necessary to prepare the disclosures relating to the Company and its Subsidiaries (including “description of the business,” “risk factors” and “MD&A”).

(c)           As soon as practicable following its approval by the SEC, Buyer shall distribute the Proxy Statement to the holders of Buyer Common Stock and, pursuant thereto, shall call the Buyer Shareholders’ Meeting in accordance with its certificate of incorporation, bylaws and the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption and approval of this Agreement and the other matters presented to the shareholders of Buyer for approval or adoption at the Buyer Shareholders’ Meeting.

(d)           Buyer shall comply with all applicable provisions of and rules under the Exchange Act, all applicable provisions of its certificate of incorporation and bylaws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder and the calling and holding of the Buyer Shareholders’ Meeting.

(e)           Buyer, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Buyer Common Stock vote in favor of adoption of this Agreement, which recommendation shall not be withdrawn or otherwise modified.

Section 4.15         Trust Fund.  Buyer shall make appropriate arrangements to have the Trust Fund made available to Buyer immediately upon the Closing.

Section 4.16         Exclusivity.  From the date hereof until earlier of the Closing Date and the termination of this Agreement in accordance with Article VI hereof, the Seller agrees that the Seller shall not, and shall cause the Company and its Subsidiaries not to, directly or indirectly through any of their respective officers, directors, partners, employees, stockholders, agents or representatives, solicit, discuss or pursue a possible sale,  merger or other disposition of the Company or any of its Subsidiaries, any equity securities or substantial portion of the assets of the Company or any of its Subsidiaries or any interest therein, with any Person other than Buyer or its representatives or provide any information to any Person other than Buyer or its representatives in connection therewith.

Section 4.17         Standstill.  From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article VI (the “Pre-Closing Period”), Buyer shall: (a) cease all existing discussions and negotiations concerning any acquisition by the Buyer, directly or indirectly, whether by merger, capital stock exchange, purchase of assets or securities (debt or equity) or other similar type of transaction or a combination of the foregoing, of one or more domestic or international businesses (each, an “Acquisition”); and (b) terminate any letter of intent or term sheet contemplating any Acquisition that is in effect as of the date of this Agreement. During the Pre-Closing Period, without the express prior written consent of the Seller, which consent shall not be unreasonably withheld, Buyer shall not and shall not permit its Representatives to enter into any confidentiality or non-disclosure agreement or any other similar type of agreement with any Person contemplating a possible Acquisition.

Section 4.18         Assignment of Rights.  Prior to the Closing, the Seller shall assign to the Company its rights under the Contracts set forth in Section 4.18 of the Seller Disclosure Schedule.

ARTICLE V

CONDITIONS OF PURCHASE

Section 5.1            Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a)           Representations and Warranties and Covenants of Seller.

(i)            The representations and warranties of Seller contained in this Agreement, without giving effect to any materiality or Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate have a Material Adverse Effect; provided, however, that notwithstanding the foregoing, the Seller Specified Representations shall be true and correct in all material respects or, if qualified by materiality or Material Adverse Effect, shall be true and correct in all respects;

(ii)           Seller shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(iii)          Except as set forth in Section 3.1(m) of the Seller Disclosure Schedule and otherwise expressly contemplated hereby, there will not have occurred any Material Adverse Effect since the Balance Sheet Date;

(iv)          Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date, to the effect of the foregoing clauses (i) and (ii); and

(v)           Seller shall have delivered to Buyer a FIRPTA certificate issued by the Company pursuant to Treasury regulations section 1.897-2(h), certifying that interests in the Company are not U.S. real property interests and otherwise satisfying the requirements of Treasury regulations section 1.1445-2(c)(3).

(b)           Waiting Periods.  All waiting periods applicable under the HSR Act shall have expired or been terminated.  All waiting periods applicable to the transaction under any other applicable antitrust or competition Laws shall have expired, except in jurisdictions in which the failure of such waiting periods to have expired or been terminated is not reasonably likely to (i) have a Material Adverse Effect or (ii) subject the parties hereto or any of their respective directors or officers to criminal liability if the transactions contemplated hereby were to be consummated (the “Excepted Jurisdictions”).

(c)           No Prohibition.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(d)           Buyer Shareholder Approval.  Buyer shall have obtained the approval of its shareholders with respect to the execution, delivery and performance of this Agreement and the consummation of all  transactions contemplated hereby, and holders of 20% or more the Buyer’s common stock shall not have exercised the right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the Trust Fund pursuant to the terms set forth in the Buyer’s Fourth Amended and Restated Certificate of Incorporation in effect as of the date of this Agreement (the “Buyer Charter”).

Section 5.2            Conditions to Obligations of Seller.  The obligations of Seller to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Seller:

(a)           Representations and Warranties and Covenants of Buyer.

(i)            The representations and warranties of Buyer contained in this Agreement, without giving effect to any materiality or similar qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, such representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate prevent or materially delay consummation by Buyer of the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the Buyer Specified Representations shall be true and correct in all material respects or, if qualified by materiality or material adverse effect, shall be true and correct in all respects;

(ii)           Buyer shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii)          Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date to the effect of the foregoing clauses (i) and (ii).

(b)           Waiting Periods.  All applicable waiting periods under the HSR Act shall have expired or been terminated.  All waiting periods applicable to the transaction under any other applicable antitrust or competition Laws shall have expired or been terminated, except in the Excepted Jurisdictions.

(c)           No Prohibition.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

ARTICLE VI

TERMINATION

Section 6.1            Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)           by mutual written consent of Buyer and Seller;

(b)           by the written notice of Seller to Buyer if the Closing shall not have occurred on or before February 24, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to Seller if the failure of Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)           by the written notice of Buyer to Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to Buyer if the failure of Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)           by written notice of Seller to Buyer if a request for additional information and documentary material pursuant to the HSR Act has been received from either the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or if an equivalent request has been received under any other antitrust or competition Laws (other than in the Excepted Jurisdictions); or

(e)           by written notice of Seller to Buyer upon the occurrence of a Debt Replacement Event, provided, that, the Seller shall not have the right to terminate pursuant to this Section 6.1(e) if the Buyer delivers to the Seller a duly executed commitment letter for Alternative Financing in compliance with the terms set forth in Section 4.11(b) within 45 days of the occurrence of such Debt Replacement Event;

(f)            by written notice of the Seller or Buyer, if the Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain such Buyer Shareholder Approval at a duly held meeting of the shareholders of the Buyer or at any adjournment or postponement thereof; provided, however, that the Buyer shall not have the right to terminate this Agreement under this Section 6.1(f) if the Buyer has failed to comply in any material respect with its obligations under Section 4.14;

(g)           by written notice of the Seller or Buyer, if holders of 20% or more of the Buyer’s common stock exercise the right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the Trust Fund pursuant to the terms set forth in the Buyer Charter; provided, however, that the Buyer shall not have the right to terminate this Agreement under this Section 6.1(g) if the Buyer has failed to comply in any material respect with its obligations under Section 4.14; or

(h)           by written notice of the Seller, if the Buyer has (i) materially breached or materially failed to perform any of its covenants or other agreements set forth in subsection (a), (c) or (d) of Section 4.14 or (ii) breached or failed to perform in any respect any of its covenants or other agreements set forth in subsection (e) of Section 4.14, provided, that, in the case of clause (i) above only, the Seller shall have given the Buyer written notice, delivered at least thirty (30) days prior to such termination, stating Seller’s intention to terminate this Agreement pursuant to this Section 6.1(h) and, in reasonable detail, the basis for such termination and the Buyer shall have failed to cure such breach or failure within such thirty (30) day period.

Section 6.2            Effect of Termination.

(a)           In the event of termination of this Agreement by a party hereto pursuant to, and in accordance with, Section 6.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 3.1(t), Section 3.2(i), Section 4.4, Section 6.2 and ARTICLE VIII shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful and material breach of this Agreement prior to the time of such termination.

(b)           In the event (x) this Agreement is terminated by the Seller pursuant to Section 6.1(f), (g) or (h) or (y) the Closing shall not have occurred within 10 days following the satisfaction of all of the conditions set forth in Section 5.1, the Buyer shall make a lump-sum payment to the Seller for expenses in the amount of $500,000 in cash in immediately available funds, to an account or accounts notified by the Seller.

(c)           Notwithstanding anything to the contrary stated in this Agreement, in the event of termination of this Agreement by a party hereto pursuant to Section 6.1 hereof, (i) the maximum liability of the Buyer to the Seller arising under this Agreement or any of the transactions contemplated hereby shall not exceed $15,000,000 and (ii) the maximum liability of the Seller, the Company and its Subsidiaries, collectively, to the Buyer arising under this Agreement or any of the transactions contemplated hereby shall not exceed $15,000,000.

ARTICLE VII

INDEMNIFICATION

Section 7.1            Obligations of Seller.

(a)           If the Closing occurs, subject to the terms of this Article VII, Section 8.1 and Section 8.15, Seller agrees to indemnify and hold harmless Buyer from and against all losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements (collectively, “Losses”) incurred by Buyer by reason of:  (i) any breach of or inaccuracy in any of the representations or warranties (in each case, when made) of Seller in this Agreement or in the certificate delivered pursuant to Section 5.1(a)(iii) (it being agreed that, for purposes of this Article VII only, the accuracy of such representations and warranties shall be determined without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties); and (ii) any breach of any of the covenants or agreements of Seller in this Agreement.

(b)           The obligation of Seller to indemnify Buyer for Losses is subject to the following limitations:  (i) Seller shall not be required to provide indemnification to Buyer pursuant to Section 7.1(a)(i) unless the aggregate amount of Losses incurred by Buyer in respect of claims against Seller subject to indemnification under  Section 7.1(a)(i) (“Buyer Claim”) exceeds $1,500,000 (the “Basket”), and then Buyer shall be entitled to indemnification for only the amount in excess of the Basket, provided, that the foregoing monetary limitation shall not apply with respect to a Buyer Claim for any breach of the Seller Specified Representations or Seller’s representations and warranties set forth in Section 3.1(l); and (ii) in no event shall the aggregate amount of Losses for which Sellers are obligated to indemnify Buyer pursuant to Section 7.1(a) exceed $15,000,000 (the “Ceiling”).

Section 7.2            Obligations of Buyer.

(a)           If the Closing occurs, subject to the terms of this Article VII, Section 8.1 and Section 8.15, Buyer agrees to indemnify and hold harmless Seller and each of its equity holders (collectively, the “Seller Indemnified Parties”) from and against Losses incurred by any Seller Indemnified Party by reason of (i) any breach of or inaccuracy in any of the representations or warranties (in each case, when made) of Buyer in this Agreement; and (ii) any breach in any material respect of any of the covenants or agreements of Buyer in this Agreement.

(b)           The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations:  (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 7.2(a)(i) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of claims against Buyer subject to indemnification under Section 7.2(a)(i) (“Seller Claim”) exceeds the Basket, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket, provided, that the foregoing monetary limitation shall not apply with respect to a Seller Claim for any breach of the Buyer Specified Representations; and (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 7.2(a) of this Agreement exceed the Ceiling.

Section 7.3            Indemnification Procedures.

(a)           The obligations of an indemnifying party under Section 7.1 or Section 7.2 (an “Indemnifying Party” ) with respect to Losses arising from any Actions commenced by any third party which are subject to the indemnification provided for in Section 7.1 or Section 7.2 (“Third Party Claims” ) shall be governed by and contingent upon the following additional terms and conditions:  if a party that that may be entitled to indemnification pursuant to Article VII (an “Indemnified Party” ) shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 20 days of the receipt by the Indemnified Party of such notice and a copy of the papers served with respect to such claim (if any); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 7.1 or Section 7.2 except to the extent the Indemnifying Party is materially prejudiced by such failure.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within twenty Business Days of the receipt of such notice from the Indemnified Party; provided, however, the Indemnified Party may, at its sole cost and expense, participate in the defense of such Third Party Claim, it being understood that the Indemnifying Party shall control such defense; provided, further, that if counsel to the Indemnified Party advises such Indemnified Party in writing that the Third Party Claim involves a conflict of interest (other than any relating to this Article VII and the obligations of the Indemnifying Party to the Indemnified Party hereunder) that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together).  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, it will keep the Indemnified Party reasonably informed of progress of the defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is conducting the defense against any such Third Party Claim, it will keep the Indemnifying Party reasonably informed of progress of the defense of such Third Party Claim, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No Third Party Claim shall be settled or compromised by the party conducting the defense of such Third Party Claim without the written consent of the Indemnifying Party or Indemnified Party, as applicable, which is not conducting such defense (which such consent shall not be unreasonably withheld or delayed).

(b)           In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments recovered by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit actually realized by the Indemnified Party with respect to such Losses; provided, that if there is any subsequent additional Tax benefit actually realized by the Indemnified Party, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the amount of any such additional Tax benefit realized by the Indemnified Party within twenty Business Days after such additional Tax benefit is realized.

(c)           Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VII to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

(d)           Claims for indemnification pursuant to Section 7.1(a) and Section 7.2(a) shall not be made after the Survival Expiration Date.

(e)           To the extent that Seller makes any payment pursuant to this Article VII in respect of Losses for which Buyer or any of its Affiliates have a right to recover against a third party (including an insurance company), Seller shall be subrogated to the right of Buyer or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if Seller shall be prohibited from such subrogation,  Buyer or its Affiliates, as applicable, shall seek recovery from such third party on Seller’s behalf and pay any such recovery to Seller.

(f)            For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price.

Section 7.4            Indemnification Sole Remedy.  After the Closing, the provisions of this Article VII shall constitute the sole and exclusive remedy of the parties against each other with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement or the Ancillary Agreements other than in respect of claims based on breaches of Section 4.4, Section 4.6, Section 4.8, Section 4.10, Section 4.13 or Section 4.18.

Section 7.5            Recoupment Exclusively Against Escrow.  Any claim for indemnification to which Buyer is entitled under this Agreement as a result of any Losses it may suffer will be satisfied solely from the funds held in the Escrow Account and in accordance with the terms of the Escrow Agreement and this Agreement, and Buyer will not be entitled to any payment from any source other than the Escrow Account for any such indemnification claim.

ARTICLE VIII

MISCELLANEOUS

Section 8.1            Survival.

(a)           The representations and warranties in this Agreement shall survive the Closing and terminate on the 18 month anniversary of the Closing Date (the “Survival Expiration Date”).

(b)           All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date shall survive the Closing in accordance with their terms.  All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate, except that claims for indemnification in respect of any breach thereof shall terminate on the Survival Expiration Date.

Section 8.2            Assignment; Binding Effect.  This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Buyer and Seller and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no such consent shall be required for an assignment by Buyer to any of its affiliates or financing sources so long as such assignment does not relieve the Buyer of any of its obligations hereunder.

Section 8.3            Choice of Law.  This Agreement shall be governed by an interpreted and enforced in accordance with the Laws of the State of New York (other than any such Laws which would result in the application of the Laws of another jurisdiction).

Section 8.4            Consent to Jurisdiction and Service of Process.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.5; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

Section 8.5            Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Information Services Group, Inc.
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902
Attn:       Earl H. Doppelt
Fax:         203-517-3199

with copies, in the case of notice to Buyer, to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:       John Finley
Edward Chung
Fax: 212-455-2502

If to Seller, to:

MCP-TPI Holdings, LLC
c/o Monitor Clipper Partners, LLC
Two Canal Park
Cambridge, MA 02141
Attn:       Mark Thomas
Charles Yoon
Fax:         617-252-2211

with copies, in the case of notice to Seller, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York  10036
Attn:       Chris Henry
Fax:         212-841-5725

Section 8.6            Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.7            Fees and Expenses.

(a)           Except as otherwise specified in this Agreement (including Section 4.11(c), Section 6.2 and clause (c) of this Section 8.7 below), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Company or the Seller (including investment advisory and legal fees and expenses and the payment obligation set forth in Section 8.7(a) of the Seller Disclosure

Schedule) shall be borne by the Seller (excluding the Reimbursable Transaction Expenses, the “Seller Transaction Expenses”); provided, that upon the consummation of the transactions contemplated by this Agreement, all reasonable out-of-pocket fees and expenses incurred by the Seller or the Company in connection with (x) their cooperation in the preparation of the Proxy Statement and (y) any employment related arrangements (including any equity incentive, roll-over or other compensation arrangements) contemplated or requested by the Buyer with respect to the current or future employees of the Company (including, in the case of clause (x) and (y) above, all travel, legal and accounting and other out-of-pocket fees and expenses), shall be paid by the Buyer or the Company (the “Reimbursable Transaction Expenses”) at the Closing.

(b)           Except as otherwise specified in this Agreement (including Section 4.11(c), Section 6.2 and paragraphs (a) and (c) of this Section 8.7), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Buyer (including investment advisory and legal fees and expenses) shall be borne by the Buyer.

(c)           The Buyer and the Seller shall each be responsible for one-half of all the Transfer Taxes and each party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges if required by applicable Law.

Section 8.8            Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 8.9            Interpretation.

(a)           When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)           Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d)           References to “dollars” or “$” are to U.S. dollars.

(e)           The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f)            This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 8.10         Disclosure.  Any matter disclosed in any Section of the Seller Disclosure Schedule shall be considered disclosed with respect to each other Section of such Schedule to the extent the applicability thereto is reasonably apparent.  The inclusion of information in any Section of the Seller Disclosure Schedule shall not be construed as an admission that such information is material.

Section 8.11         Waiver and Amendment.  This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.12         Third-party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided, however, that each of the D&O Indemnified Parties are express third party beneficiaries of Section 4.8.

Section 8.13         Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without having to post a bond or other security.

Section 8.14         Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.15         Damages Limitation.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL SELLER OR BUYER BE LIABLE UNDER THIS AGREEMENT FOR PUNITIVE DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT (EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT).  IN NO EVENT SHALL SELLER OR BUYER BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, EVEN IF UNDER APPLICABLE LAW, SUCH LOST PROFITS WOULD NOT BE CONSIDERED

CONSEQUENTIAL OR SPECIAL DAMAGES (EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT).

Section 8.16         Negotiation of Agreement.  Each of Buyer and Seller acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

Section 8.17         Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 8.18         Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE COMPANY THAT THIS Section 8.18 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS Section 8.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 8.19         Waiver of Claims to Trust Account.  Seller acknowledges and understands that Buyer is a special purpose acquisition corporation and that the proceeds of the offering of shares of its stock have been designated for completing a business combination with one or more target businesses and that if the transactions contemplated by this Agreement are not consummated by Buyer by August 9, 2008 (which may be extended to February 9, 2009 if certain extension criteria are satisfied), Buyer will be obligated to return to its shareholders the amounts being held in the Trust Fund. If the Closing does not occur, the sole remedy for any claim by Seller against Buyer for any monetary claims or otherwise, for any reason whatsoever, including breaches of this Agreement by Buyer or any negotiations, agreements or understandings in connection herewith, shall, except as otherwise provided in Section 6.2, be limited to the termination of this Agreement pursuant to Section 6.1 hereof. Seller hereby waives any and all right, title, interest and claim of any kind it may have in or to any moneys in the Trust Fund.

Section 8.20         Waiver of Conflict.  In the event the Seller or any of its equity holders desires to engage Ropes & Gray LLP to represent them in connection any post-Closing dispute with respect to this Agreement or any of the matters contemplated hereby, Buyer hereby consents to such representation and agrees to sign and deliver (and to cause the Company and its Subsidiaries to sign and deliver) such consent and/or waivers of conflict with respect to such matters as may reasonably be requested of Buyer, the Company or any of the Company’s Subsidiaries.

Section 8.21         Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller, Buyer or their respective Affiliates shall have any liability for any obligations or liabilities of Seller or Buyer (as applicable) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

 [The remainder of this page has been intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

MCP-TPI HOLDINGS, LLC

By:	/s/ Mark Thomas
Name: Mark Thomas
Title: Managing Director

INFORMATION SERVICES GROUP, INC.

By:	/s/ Michael P. Connors
Name: Michael P. Connors
Title: Chairman & CEO

Exhibit A

Form of Escrow Agreement

Exhibit A

ESCROW AGREEMENT

among

MCP-TPI HOLDINGS, LLC

and

INFORMATION SERVICES GROUP, INC.

and

THE BANK OF NEW YORK

Dated as of [_______________], 2007

ACCOUNT NUMBER(S): ____________________________

SHORT TITLE OF ACCOUNT: TPI / ISG Escrow Account

ESCROW AGREEMENT made this [__] day of [_______] 2007 by and among THE BANK OF NEW YORK (“Escrow Agent”), MCP-TPI HOLDINGS, LLC (“Seller”) and INFORMATION SERVICES GROUP, INC. (“Buyer”, and collectively with Seller, the “Depositors”).  Reference is made to that certain Purchase Agreement (the “Purchase Agreement”) dated as of April 24, 2007 by and between Seller and the Buyer.

Depositors and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I.    INSTRUCTIONS:

1.                                       Escrow Property

The property and/or funds deposited or to be deposited with Escrow Agent by Depositors shall be as follows:  $15,000,000 (the “Escrow Amount”).

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the “Distributions”) received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Property.”

2.                                       Investment of Escrow Property  Depositors are to select one of the following options:

☐            (a)           Escrow Agent shall have no obligation to pay interest on or to invest or reinvest any Escrow Property deposited or received hereunder.

☒           (b)           The Escrow Agent shall invest or reinvest Escrow Property without distinction between principal and income, in The Bank of New York Trust Company N.A.’s Deposit Reserve (the “BNYDR”) unless otherwise directed by written instrument signed by both of the Depositors.

Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

3.                                       Distribution of Escrow Property

The Escrow Agent is directed to hold and distribute the Escrow Property as set forth in this Section 3.

(a)                                  Other than as provided in clauses (b) and (c) below, the Escrow Agent shall distribute the Escrow Property only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Seller and Buyer and that

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instructs the Escrow Agent as to the disbursement of some or all of the Escrow Property or (ii) a final non-appealable order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either Seller or the Buyer and to the other parties hereto, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Property.

(b)                                 On [____________], 20081 the “First Anniversary”) the Escrow Agent shall automatically distribute to Seller an amount equal to:

(i)                                     if as of such date there is no Outstanding Claims Amount, the lesser of (A) 50% of the Escrow Amount plus any Distributions received by the Escrow Agent thereon from the date hereof through such date, and (B) the Escrow Property.
(ii)                                  if as of such date there is an Outstanding Claims Amount an amount equal to the lesser of (A) 50% of the Escrow Amount plus any Distributions received by the Escrow Agent thereon from the date hereof through such date and (B) the Escrow Property less the Outstanding Claims Amount, if any, provided that if, solely as a result of a distribution to Seller in accordance with this Section 3(b), the Escrow Property remaining in the Escrow Account following such distribution would be less than $7,500,000, then such distribution shall be reduced such that the Escrow Property remaining in the Escrow Account immediately following such distribution shall be the greater of (i) $7,500,000 and (ii) the amount of the Escrow Amount as of the First Anniversary.
The Escrow Agent shall provide notice to each Depositor of such distribution.

(c)                                  On the date that is eighteen (18) months after the date of the Closing Date (as defined in the Purchase Agreement) (the “Final Release Date”), the Escrow Agent shall automatically distribute to Seller an amount equal to (i) the remaining Escrow Property minus (ii) the Outstanding Claims Amount, if any.

(d)                                 “Outstanding Claims Amount” means, as of a particular date, an amount equal to the Buyer’s reasonable best estimation of the amount of Loss (as defined in the Purchase Agreement) that the Buyer is entitled to as indemnification from the Seller with respect to pending claims, as certified to the Escrow Agent and the Seller in a written instrument executed by Buyer, which instrument shall include a reasonable description of the amount and nature of such claims and Losses.

(e)                                  Amounts distributed pursuant to this Section 3 shall be paid to the applicable party in accordance with wire instructions furnished by such party to the Escrow Agent.

1 Insert the date which is the first anniversary of the closing.

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4.                                       Addresses

Notices, instructions and other communications shall be sent to Escrow Agent, Corporate Trust Administration, 101 Barclay Street, 8 West, New York, NY 10286, Attn.: Odell Romeo and to Depositors as follows:

MCP-TPI Holdings, LLC c/o Monitor Clipper Partners Two Canal Park, 4th Floor Cambridge, Massachusetts 02141 Fax: 617- 252-2211 Attention: Charles R. Yoon	Information Services Group, Inc. Four Stamford Plaza 107 Elm Street Stamford, Ct 06902 Fax: 203-517-3199 Attention: Earl H. Doppelt
With a copy to: Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 Fax: 212-596-9090 Attention: Christopher C. Henry	With a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Fax: 212-455-2502 Attention: Edward J. H. Chung

5.                                       Distribution of Escrow Property Upon Termination

This Escrow Agreement shall be terminated automatically either (a) on the date on which all Escrow Property has been distributed or (b) the earlier of (i) on the Final Release Date, provided that there is no existing Outstanding Claims Amount and (ii) the first date after the Final Release Date on which there is no existing Outstanding Claims Amount.  The Escrow Agreement may also be terminated at any time by the mutual written agreement of the Depositors.  Upon termination of this Escrow Agreement, Escrow Property then held hereunder shall be distributed to Seller.

6.                                       Compensation

(a)                                  Depositors shall pay Escrow Agent an annual fee of $3,500, payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement, provided that the annual fee shall be waived so long a year, but shall be subject to pro-ration to the extent the Escrow Property is only invested in the BNYDR for a portion of a given year.

(b)                                 Depositors shall pay all activity charges as per Escrow Agent’s current fee schedule, which is attached as Exhibit 1.

(c)                                  Depositors shall be responsible for and shall reimburse Escrow Agent upon demand for all reasonable and documented out-of-pocket expenses which may include, but are not limited to, telephone; facsimile; courier; copying; postage; supplies; expenses of foreign depositaries.

(d)                                 Each of Seller and Buyer shall be solely responsible for one-half of all amounts payable or reimbursable to the Escrow Agent under this Section 6 or otherwise provided for in this Agreement.

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II.   TERMS AND CONDITIONS:

1.                                       The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied.  Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf.  Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds in the performance of any of its duties hereunder.

2.                                       This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.                                       (a)  Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of bad faith, gross negligence or willful misconduct on its part.  In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Depositors or (ii) for an amount in excess of the value of the Escrow Property.

(b)  Escrow Agent may consult legal counsel of its own choosing in the event of any dispute or question as to the construction of this Escrow Agreement, or the Escrow Agent’s duties hereunder, and the Escrow Agent will incur no liability and will be fully protected with respect to any action taken or omitted in good faith in accordance with the opinion and instructions of such counsel.  Notwithstanding anything to the contrary herein, in no event shall Escrow Agent be entitled to reimbursement of the expenses of such counsel with respect to any matter arising from Escrow Agent’s bad faith, gross negligence or willful misconduct.

(c)  Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(d)  If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or

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process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.                                       Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder.  All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection.  Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

5.                                       Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositors unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

6.                                       Notices, instructions or other communications shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent or Depositors).  Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons authorized by Depositors.  Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

7.                                       Depositors, shall each severally be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against 50% of any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) that may be incurred by it as a result of its involvement in any arbitration or litigation arising from the performance of its duties hereunder, provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its bad faith, gross negligence or willful misconduct.

(a)  Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by all Depositors.  Escrow Agent may resign at any time by giving to Depositors thirty (30) calendar days’ prior written notice thereof.  Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent.  If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief.  One-half of the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by each of the Depositors.

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(b)  Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(c)  Upon delivery of the Escrow Property to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

8.                                       (a)  In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by all Depositors, or a final non-appelable order, decree or judgment of a court of competent jurisdiction which eliminates such ambiguity or uncertainty.

(b)  In the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions.  Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting.  Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.  The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid one-half by each of the Depositors.

9.                                       This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York.  Each party hereto hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York.  Each party hereto hereby waives the right to trial by jury and to assert counterclaims in any such proceedings.  To the extent that in any jurisdiction any party hereto may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity.  Each party hereto waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

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10.                                 Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

11.                                 The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies.  The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

12.                                 Each Depositor and Escrow Agent hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by such party does not and will not violate any applicable law or regulation.

13.                                 The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

14.                                 This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

15.                                 The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

16.                                 No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

17.                                 The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

18.                                 This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

19.                                 The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof.  The Depositors shall each pay or reimburse the Escrow Agent upon request for 50% of any transfer taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent for 50% of any amounts that it is obligated to pay in the way of such taxes.  Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes.  The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications.  It is understood that the

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Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Property and is not responsible for any other reporting.  It is expressly agreed and understood that the Escrow Property shall be treated as a grantor trust of Buyer for tax purposes, provided, however, that the Escrow Agent shall not distribute any amounts from the Escrow Fund except as expressly provided in this Agreement.  Accordingly, for tax purposes, the assets and all earnings on the assets shall be considered owned by the Buyer and shall be subject to the claims of the Buyer’s general creditors until distributed pursuant to the terms of this Agreement, and shall be reported as such for all tax reporting purposes.  In particular, it is agreed that all interest or other income earned on the Escrow Property shall be treated as earned by the Buyer and shall be reported by the Escrow Agent to the Buyer as income of the Buyer.  The Escrow Agent shall segregate forty percent (40%) of all interest and other income earned on the Escrow Property (the “Tax Escrow Earnings”) from the Escrow Fund, and shall disburse such Tax Escrow Earnings to the Buyer (by delivery to an account designated by the Buyer), promptly following the end of each calendar year during the term of this Agreement, with a final disbursement of Tax Escrow Earnings to be made to the Buyer on the Final Release Date.  No later than thirty (30) days following the date on which the Buyer (or the consolidated group of which the Buyer is a member) files its U.S. federal income tax return for the taxable year which includes the Final Release Date, the Buyer shall pay to the Seller (by delivery to an account designated by the Seller) an amount equal to the product of: (i) the amount of Escrow Property distributed to the Seller deemed, under applicable law, to be a payment of interest and (ii) 40%; provided, that in no instance shall Buyer be obligated to pay to Seller under this Section 19 more than the total Tax Escrow Earnings distributed to Buyer pursuant to this Section 19. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

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Exhibit A

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

MCP-TPI HOLDINGS, LLC

By:
Name:
Title:

THE BANK OF NEW YORK, as Escrow Agent

By:
Name:
Title:

Escrow Agreement Signature Page

INFORMATION SERVICES GROUP, INC.

By:
	Name:	Earl H. Doppelt
	Title:	Executive Vice President
and General Counsel

Escrow Agreement Signature Page

Exhibit 1

Ropes & Gray LLP
Client Escrow Account
Fee Schedule

April 17, 2007

Upon appointment of The Bank of New York  (“BNY”) as Escrow Agent, ____________ shall be responsible for the payment of the fees, expenses and charges as set forth in this Fee Schedule.

GENERAL FEES

ACCEPTANCE FEE — Waived

This one time charge is payable at the time of the closing and includes the review and execution of the agreement and all documents submitted in support thereof and establishment of accounts.

ANNUAL ADMINISTRATIVE FEE — Waived

This annual fee will cover the duties and responsibilities related to account administration and servicing, which may include maintenance of accounts on various systems, custody and securities servicing, reporting, etc.

This annual fee will be waived if funds held in escrow are invested in The Bank of New York Deposit Reserve for the duration of the escrow account.

INVESTMENT COMPENSATION

With respect to investments in money market mutual funds for which BNY provides shareholder services BNY (or its affiliates) may also receive and retain additional fees from the mutual funds (or their affiliates) for shareholder services as set forth in the Authorization and Direction to BNY to Invest Cash Balances in Money Market Mutual Funds.

BNY will charge a $25.00 transaction fee for each purchase, sale, or redemption of securities other than the aforementioned Money Market Mutual Funds.

DISBURSEMENT FEE (CHECK OR WIRE) PER TRANSACTION

A fee of $25.00 will be assessed for each disbursement.

COUNSEL FEES

If counsel is retained by BNY, a fee covering the fees and expenses of Counsel for its services, including review of governing documents, communication with members of the closing party (including representatives of the purchaser, investment banker(s), attorney(s) and BNY), attendance at meetings and the closing, and such other services as BNY may deem necessary. The Counsel fee will be the actual amount of the fees and expenses charged by Counsel and is payable at closing. Should closing not occur, you would still be responsible for payment of Counsel fees and expenses.

MISCELLANEOUS FEES

The fees for performing extraordinary or other services not contemplated at the time of the execution of the transaction or not specifically covered elsewhere in this schedule will be commensurate with the service to be provided and will be charged in BNY’s sole discretion. These extraordinary services may include, but are not limited to: customized reporting and/or procedures, electronic account access, etc. Counsel, accountants, special agents and others will be charged at the actual amount of fees and expenses billed.

OUT-OF-POCKET EXPENSES

Additional out-of-pocket expenses may include, but are not limited to, telephone; facsimile; courier; copying; postage; supplies; expenses of foreign depositaries; and expenses of BNY’s representative(s) and Counsel for attending special meetings. Fees and expenses of BNY’s representatives and Counsel will be charged at the actual amount of fees and expenses charged.

TERMS AND DISCLOSURES

TERMS OF PROPOSAL

Final acceptance of the appointment as escrow agent under the escrow agreement is subject to approval of authorized officers of BNY and full review and execution of all documentation related hereto. Please note that if this transaction does not close, you will be responsible for paying any expenses incurred, including Counsel fees. We reserve the right to terminate this offer if we do not enter into final written documents within three months from the date this document is first transmitted to you. Fees may be subject to adjustment during the life of the engagement.

MISCELLANEOUS

The terms of this Fee Schedule shall govern the matters set forth herein and shall not be superseded or modified by the terms of the escrow agreement. This fee schedule shall be governed by the laws of the State of New York without reference to laws governing conflicts. BNY and the undersigned agree to jurisdiction of the federal and state courts located in the City of New York, State of New York

CUSTOMER NOTICE REQUIRED BY THE USA PATRIOT ACT

To help the US government fight the funding of terrorism and money laundering activities, US Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (whether an individual or organization) for which a relationship is established.

What this means to you: When you establish a relationship with BNY, we will ask you to provide certain information (and documents) that will help us to identify you. We will ask for your organization’s name, physical address, tax identification or other government registration number and other information that will help us to identify you. We may also ask for a Certificate of Incorporation or similar document or other pertinent identifying documentation for your type of organization.

We thank you for your assistance.

Accepted By:	For BNY:

Signature:

Date:

Name:

Title: